EXHIBIT 10.3

STERLING CHEMICALS

Sterling Chemicals, Inc.
Comprehensive Welfare Benefit Plan
(Wrap Plan)

Effective as of January 1, 2007

Sterling Chemicals, Inc.
Comprehensive Welfare Benefit Plan
Article I
Establishment
          Sterling Chemicals, Inc. hereby establishes the Sterling Chemicals, Inc. Comprehensive Welfare Benefit Plan, effective as of January 1, 2007, as set forth herein. The Plan is a welfare benefit plan as defined in Section 3(1) of ERISA which provides continuance of various health and welfare benefits for eligible employees through a series of sub-plans in accordance with the terms and conditions contained therein.
Article II
Definitions
          When used herein, the following words shall have the following meanings unless the context clearly indicates otherwise:
     “Alternate Recipient” means any child of a Participant who has been determined (pursuant to Section 11.05) to be eligible for coverage under a Benefit Agreement pursuant to the terms of a qualified medical child support order as defined under Section 609 of ERISA.
     “Benefits” means the Insurance Contract Benefits and the Self-Insured Benefits.
     “Benefit Agreements” means the Insured Benefit Agreements, the Pre-paid Health Plans and the Self-Insured Benefit Agreements.
     “Board of Directors” or “Board” means the board of directors of the Company.
     “Claims Administrator” means, in the case of an Insured Benefit Agreement, the person or entity designated therein and in all other cases (including if no Claims Administrator is designated in the Insured Benefit Agreement) the person or entity appointed as such in accordance with Section 7.06(a).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Committee” means the persons appointed to administer the Plan in accordance with the provisions of Article VII hereof. The Committee shall be the “named fiduciary” as referred to in Section 402(a) of ERISA with respect to the management, operation and administration of the Plan.

     “Commonly Controlled Entity” means a corporation, trade or business if it and an Employer are members of a controlled group of corporations as defined in Section 414(b) of the Code, under common control as defined in Section 414(c) of the Code, members of an affiliated service group as defined in Section 414(m) of the Code or required to be aggregated under Section 414(o) of the Code.
     “Company” means Sterling Chemicals, Inc. or any successor entity by merger, consolidation, purchase or otherwise unless such successor entity elects not to adopt the Plan.
     “Dependent” means an Employee’s dependent eligible for coverage as a dependent under any of the Benefit Agreements.
     “Effective Date” means January 1, 2007.
     “Employee” means an employee of an Employer.
     “Employer” means the Company and any and all Commonly Controlled Entities which, pursuant to Section 11.01, elect to adopt the Plan.
     “Employer Contributions” means the payments made from time to time by an Employer to an insurance company with respect to any appropriate Insured Benefit Agreement or as otherwise provided under the appropriate Benefit Agreement pursuant to Section 5.02.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
     “Insured Benefit Agreement” means an insured welfare benefit plan described on Exhibit A, attached hereto and incorporated herein by reference, as amended from time to time, and made part of the Plan, pursuant to which Insurance Contract Benefits under the Plan are defined and payable.
     “Insurance Contract Benefits” means the benefits described in and payable in accordance with an Insured Benefit Agreement or Pre-paid Health Plan.
     “Other Plan” means (a) any group, franchise, hospital or medical service, insurance policy or plan or other arrangement (whether pre-paid or not) providing the same or similar types of benefits as are provided under the Plan arranged through any employer, trustee, union, employee benefit association or other association, (b) any governmental program or any program of benefits required by statute providing the same or similar types of benefits as are provided under the Plan and (c) any arrangement providing the same or similar types of benefits as are provided under Title XVIII of the Social Security Act, as amended (Medicare).
     “Participant” means a person participating in the Plan as provided in Article IV.

     “Participant Elective Contributions” means the payments made from time to time by an Employee, a retired Employee, a disabled Employee or other eligible individual participating in one or more of the Benefit Agreements by payroll withholding, through salary reduction pursuant to a plan subject to Section 125 of the Code (a “cafeteria plan”) or any other method allowed by the Plan Administrator with respect to any appropriate Benefit Agreements or as otherwise provided under the appropriate Benefit Agreements pursuant to Section 5.03.
     “Plan” means this Sterling Chemicals, Inc. Comprehensive Welfare Benefit Plan as set forth herein including any agreement for administrative services and any Benefit Agreements, as such agreements may from time to time be amended.
     “Plan Administrator” means the person (or persons) designated as such in accordance with Section 7.03.
     “Plan Year” means the 12-consecutive-month period beginning January 1 and ending December 31.
     “Pre-paid Health Plan” means an alternative health care delivery system, such as a health maintenance organization, which is federally qualified or is qualified in accordance with the laws of the State in which it does business, and which is described on Exhibit A, attached hereto and incorporated herein by reference, as amended from time to time, and made part of the Plan, pursuant to which Insurance Contract Benefits under the Plan are defined and payable.
     “Self-Insured Benefit Agreement” means a self-insured welfare benefit plan described on Exhibit B, attached hereto and incorporated herein by reference, as amended from time to time, and made part of the Plan, pursuant to which Self-Insured Benefits under the Plan are defined and payable.
     “Self-Insured Benefits” means the benefits described in and payable in accordance with the Self-Insured Benefit Agreements.
     “Sub-Plans” means one or more of the plans described on Exhibit A or Exhibit B attached hereto and such other plans as the Company shall determine to include hereunder, as each of said plans may be amended from time to time hereafter.
     “Trust” means the trust, if any, created by the Company pursuant to a trust agreement.
     “Trustee” means the Trustee appointed under the Trust.
     “Trust Fund” means the total contributions made pursuant to the Plan (through the Sub-Plans) and the total of any contributions made under any other plan or plans that may be funded through a Trust, increased by profits, gains, income and recoveries received, and decreased by loses, depreciation, benefits paid and expenses incurred in the administration of a Trust. The “Trust Fund” includes all assets acquired by investment and reinvestment which are held in the Trust by the Trustee.
Article III
Incorporation of Sub-Plan Documents
          There are no specific benefits directly provided in this document. Rather, all of the welfare benefits provided hereunder are set forth in the Sub-Plans. Accordingly, all of the terms and provisions of each of the Sub-Plans, including but not limited to the eligibility, benefits, claims procedures, administrative procedures and contribution provisions, as the same may be modified from time to time as provided for in each of the Sub-Plans, and as are not inconsistent with the terms and conditions hereof, shall be incorporated herein by reference and shall be of the same force and effect under the Plan as if they were fully set forth herein. For purposes of the reporting and disclosure requirements of ERISA, however, each of the Sub-Plans shall not be treated as a separate and distinct plan, but rather shall be treated as a separate benefit plan structure within the Plan and shall be considered a part of the Plan.
Article IV
Eligibility and Participation
          A person who has fulfilled the eligibility requirements with respect to any Benefit Agreement or Sub-Plan as of the Effective Date shall become a Participant in the Plan on the Effective Date and shall remain a Participant for as long as provided by and in accordance with the provisions of any Benefit Agreement or Sub-Plan. A person who meets the eligibility requirements of any Benefit Agreement or Sub-Plan after the Effective Date shall become a Participant in the Plan as of the date the person meets the eligibility requirements of any Benefit Agreement or Sub-Plan and shall remain a Participant for as long as provided by and in accordance with the provisions of any Benefit Agreement or Sub-Plan. A person shall be a Participant under the Plan only with respect to the Benefit Agreements or Sub-Plans for which the person has fulfilled and continues to fulfill the eligibility requirements. However, if a Participant fulfills the eligibility requirements of one or more Sub-Plans but does not fulfill the eligibility requirements of other Sub-Plans offered under the Plan, such eligibility under any one Sub-Plan does not confer any rights on a Participant with respect to any other Sub-Plan.
Article V
Plan Financing
          Section 5.01. Funding Policy. The Company shall establish and direct the implementation of a funding policy and method for the Plan which shall be consistent with the objectives of the Plan and which may include a policy of not funding any or all benefits. Subject to and in accordance with the funding policy, the Plan Administrator may enter into insurance contracts (which may be issued to the Plan or the Company), establish general ledger accounts or utilize any other available funding medium to provide for the payment of benefits hereunder. The Plan Administrator may, in its discretion, rely upon the advice of an actuary or firm of actuaries in establishing and carrying out a funding policy and method.
          Section 5.02. Employer Contributions. The Employer shall make Employer Contributions directly to each insurance company, Pre-paid Health Plan or other entity, if applicable, to fund the Benefits provided under the Plan for the Participants, including, but not limited to, contributions needed to pay current benefits and to pay expenses, in each case, to the extent determined by the Company and not otherwise provided through Participant Elective Contributions. The Employer Contributions shall be in such amounts and at such times as the Company, in accordance with the funding policy and methods of the Plan, shall from time to time direct; provided, however, that, except as otherwise specifically provided herein, the Employer shall have no liability to pay such Benefits or to assure the sufficiency of any insurance company to provide such Benefits.
          Section 5.03. Participant Elective Contributions. Each Participant shall, in accordance with the terms of the relevant Benefit Agreement or as directed by the Plan Administrator, make Participant Elective Contributions to each insurance company, Pre-paid Health Plan or other entity, if applicable, to fund the Benefits provided by such Benefit Agreement in such amounts (if any) and at such times as the Company, in accordance with the funding policy and methods of the Plan, shall from time to time direct, in a uniform and non-discriminatory manner.
          Section 5.04. Order of Use of Contributions. (a) With respect to each Insured benefit Agreement and Pre-paid Health Plan, the entire amount of the Participant Elective Contributions for each such Benefit shall be used for the payment of the premiums charged by the insurance company, Pre-paid Health Plan or similar organization for the applicable coverage, before the remaining portion of the premium for such coverage shall be paid by the Employer. Any premium refunds or dividends with respect to such coverage shall be used to reduce the Employer’s, and not the Participants’, portion of the premium due.
          (b) With respect to each Self-Insured Benefit Agreement, the entire amount of the Participant Elective Contributions for each such Self-Insured Benefit (to the extent Participant Elective Contributions are required under the relevant Benefit Agreement) shall be used for the payment of Self-Insured Benefits provided under such Benefit Agreement before any of the remaining portion of the costs of such Benefits are paid by the Employer.
Article VI
Amount of Benefits
          Section 6.01. Benefits. Benefits under the Plan are those established in, and payable in accordance with, the Benefit Agreements or Sub-Plans.

          Section 6.02. Liability for Benefits. All Self-Insured Benefits provided under the Self-Insured Benefit Agreements shall be paid solely as provided for in the relevant Self-insured Benefit Agreements. All Insurance Contract Benefits shall be paid solely by the insurance carrier or carriers underwriting such Insurance Contract Benefits or by the Pre-paid Health Plan or similar organization providing such Insurance Contract Benefits pursuant to the terms of the relevant Insured Benefit Agreement or Pre-paid Health Plan. No Employer shall be liable in any manner to pay any Benefits under the Plan. Each Employer’s liability to pay for Benefits shall be limited to such liability as such Employer expressly agrees in writing to provide and only for the period specifically indicated in the pertinent Sub-Plan. Benefits shall be paid directly to the Participant with respect to whom or to whose Dependent the services, charges or expenses (except as provided in Section 11.09) were incurred or the claim arose, or directly to the party who provided such services, charges or expenses, as elected in writing by the Participant (if permitted under the relevant Benefit Agreement) or to an Alternate Recipient or such Alternate Recipient’s custodial parent or legal guardian (if required under Section 609 of ERISA).
          Section 6.03. Forfeitures. Any Self-Insured Benefit payable to a Participant which cannot be distributed (a) because of the Plan Administrator’s inability, after a reasonable search, to locate such Participant within a period of two years after such Benefit becomes payable, or (b) because any check issued to pay such Benefit shall not have been presented to the Company’s financial institution for payment within two years of issuance, shall become a forfeiture at the end of the Plan Year in which such two-year period ends and shall revert to the Company, unless otherwise prohibited by law or specifically provided in the relevant Self-Insured Benefit Agreement.
Article VII
Administration
          Section 7.01. Appointment of Committee. The Board of Directors has appointed the Sterling Chemicals, Inc. Employee Benefits Plans Committee as the Committee to administer the Plan.
          Section 7.02. Authority and Responsibility of the Committee. The Committee shall have overall responsibility for the establishment, amendment and termination of the Plan and any Benefit thereunder, which responsibility shall be discharged in part by the appointment and removal (with or without cause) of the Plan Administrator to whom the overall responsibility for the administration and operation of the Plan is delegated.
          Section 7.03. Plan Administrator Appointment and Removal. The Plan Administrator shall be one or more persons appointed by the Committee and, in the absence of such appointment, the Committee shall be the Plan Administrator. Each person serving as the Plan Administrator shall remain in office at the will of the Committee, and the Committee may from time to time remove any person serving as the Plan Administrator with or without cause and shall appoint his or her successor. The Plan Administrator shall have the general responsibility for the administration of the Plan and for carrying out its provisions. If any person serving as the Plan Administrator is an Employee, then, upon termination of the employment of such Employee, that person shall automatically be deemed to be removed as Plan Administrator.
          Section 7.04. Structure. Subject to Section 7.03, any person may serve as Plan Administrator. Any person serving as Plan Administrator may resign by delivering his or her written resignation to the Committee, and such resignation shall become effective upon the date specified therein. In the event more than one person is serving as the Plan Administrator, the remaining persons serving as the Plan Administrator shall constitute the Plan Administrator with full power to act until said vacancy is filled.
          Section 7.05. Plan Administrator Actions. If one person is serving as Plan Administrator, no formal action shall be required for the Plan Administrator to act. If more than one person is serving as Plan Administrator:
(a) the actions of the Plan Administrator shall be determined by the vote or other affirmative expression of a majority of the persons serving as the Plan Administrator;

(b) action may be taken by the persons serving as the Plan Administrator at a meeting or in writing (including electronic communications) without a meeting; and

(c)any authorized member (or members) of the Committee may execute any certificate or other written direction on behalf of the Plan Administrator.
The Plan Administrator shall have custody of all records and documents pertaining to the Plan Administrator’s operations.
          Section 7.06. Plan Administrator Duties. The Plan Administrator shall enforce the Plan in accordance with the terms of the Plan and shall have all powers necessary to accomplish that purpose, including, but not by way of limitation, the following:
(a) to appoint to act, suitably compensate and remove from acting one or more Claims Administrators as such for one or more Benefit Agreements (including any such appointment made by entering into an administrative services only contract with a service provider) except to the extent a Claims Administrator is designated in the Insured Benefit Agreement (and in the event the Plan Administrator does not appoint a Claims Administrator, and except as otherwise provided in an Insured Benefit Agreement, the Plan Administrator shall be the Claims Administrator);

(b) to issue rules and regulations necessary for the proper conduct and administration of the Plan and to change, alter or amend such rules and regulations;

(c) to construe the Plan;

(d) to determine all questions arising in the administration of the Plan, including those relating to coverage and participation under the Plan and the rights of Participants and Alternate Recipients to the extent the determination of such questions is not the responsibility of the Claims Administrator, and is not otherwise provided by the Benefit Agreements, and its decisions thereon shall be final and binding upon all persons hereunder;
(e) to authorize all disbursements in accordance with the provisions of the Plan or underlying Trust, if any;

(f) to employ and suitably compensate clerical employees and such accountants, attorneys (who may but need not be the accountants or attorneys of the Company) and other persons to render advice as it may deem necessary to the performance of its duties;

(g) to hear, review and determine claims for benefits;

(h) to communicate the Plan and its eligibility requirements to the Employees and notify Employees when they become eligible to participate;

(i) if the Committee determines to insure a Benefit, to acquire, in its discretion, insurance or similar contracts with respect to such Benefit issued by an insurance company authorized to do business in any State of the United States which provide Benefits of the type specified under the Plan or which provide insurance protection with respect to such Benefits;

(j) subject to the provisions of the Benefit Agreements, to review and approve Self-Insured Benefit payments or to provide procedures and specify amounts of Self-Insured Benefit payments which may be reviewed and approved by the Claims Administrator, and to authorize the Claims Administrator to draw drafts for the payment of Self-Insured Benefits;

(k)to receive from or on behalf of any Employer, Participant, Employee, retired Employee, Dependent, Alternate Recipient or Claims Administrator such records and information as shall be necessary for the proper performance of its duties under the Plan;

(l) to prepare and file or have prepared and filed with the United States Department of Labor, the United States Department of Treasury and/or other governmental agency all reports or other information required under federal, state or local law; and

(m) to establish and maintain procedures pursuant to Section 11.05 and, if there is no Claims Administrator with respect to a Benefit, to establish and maintain procedures for reviewing denials of claims for that Benefit consistent with Article IX.
          Section 7.07. Allocations and Delegations of Responsibility. The Committee and the Plan Administrator, respectively, shall have the authority to delegate, from time to time, all or any part of its, his or her responsibilities under the Plan to such person or persons as it, he or she may deem advisable (and may authorize such persons, upon receiving written consent of the Committee or the Plan Administrator, to delegate such responsibilities to such other person or persons as the Committee or the Plan Administrator shall authorize) and to revoke any such delegation of responsibility. Any action of the delegate in the exercise of such delegated responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee or the Plan Administrator. Neither the Employer nor the Committee nor the Plan Administrator shall be liable for any acts or omissions of any such delegate. The delegate shall periodically report to the Committee or the Plan Administrator, as applicable, concerning the discharge of the delegated responsibilities.
          Section 7.08. Claims Administrator’s Powers and Duties with Respect to the Plan. The Claims Administrator shall have such powers as may be necessary to discharge its duties hereunder subject to the provisions of the Benefit Agreements under which the Claim Administrator was appointed, and subject to such restrictions as the Plan Administrator may from time to time specify, including but not limited to, the following:
     (a) to determine the amount, manner and payment of Benefits in accordance with the Benefit Agreement;
     (b) to receive from or on behalf of any Employer, Participant, Employee, Dependent or Alternate Recipient or the Plan Administrator, such records and information as shall be necessary for the proper performance of his duties under the Plan;
     (c) to prepare and maintain such records and information as are necessary for the proper and expeditious payment of Self-Insured Benefits and Insurance Contract Benefits;
     (d) to provide the Plan Administrator with any and all reports, documents and information which may be needed by the Plan Administrator in order for it to prepare and file or have prepared and filed with the United States Department of Labor, the United States Department of the Treasury and/or other governmental agency all reports or other information required under federal, state or other law;
     (e) to provide the Plan Administrator or its delegate with any other documents or records which the Plan Administrator or its delegate may request from time to time so as to allow it to evaluate claims and losses under the Plan or the Sub-Plans; and
     (f) to establish and maintain procedures for handling and paying claims and to establish procedures for reviewing denials of claims consistent with Article IX, Section 11.05 and the Benefit Agreements.
          Section 7.09. Plan Administrator Bonding and Expenses. The Plan Administrator shall serve without bond (except as otherwise required by federal law) and without compensation for services as such; but all expenses of the Plan Administrator shall be paid in accordance with any Benefit Agreements hereunder, except to the extent paid by an Employer.
          Section 7.10. Information to be Furnished to Plan Administrator and Claims Administrator. The Employer, the Plan Administrator and the Claims Administrator shall furnish to the Plan Administrator or the Claim Administrator such data and information as the Plan Administrator or Claims Administrator may reasonably request. Participants, Employees,

Dependents and Alternate Recipients shall furnish to the Plan Administrator or the Claims Administrator such evidence, data or information as the Plan Administrator or the Claims Administrator may request.
          Section 7.11. Records. The regularly kept records of the Plan Administrator, the Employer and the Claims Administrator shall be considered evidence of the status of a Participant and all other matters contained therein applicable to this Plan.
          Section 7.12. Fiduciary Capacity. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.
          Section 7.13. Confidentiality. All records of the Plan with respect to participant specific information shall be considered confidential material to the extent provided by law.
          Section 7.14. Administrator Decisions Final. Subject to the review procedures outlined in Article IX, the decision of the Plan Administrator or Claims Administrator in matters within their respective powers shall be final, binding and conclusive upon the Employer and upon each Employee, eligible retired Employee, Alternate Recipient, Dependent, Participant, former Participant and every other person or party.
          Section 7.15. Committee as Agent. The Committee and/or the Plan Administrator shall act as agent for the Employer in the administration of the Plan.
          Section 7.16. Action by the Committee. All actions of the Committee shall be taken pursuant to the decisions of a majority of the then members of the Committee.
          Section 7.17. Sub-Plan Administration. Notwithstanding any provision of this document to the contrary, each Sub-Plan shall specify the manner of supervision of the administration and enforcement of that Sub-Plan, according to the terms and provisions of said Sub-Plan, and the Plan Administrator specified therein shall have all of the powers necessary to accomplish these purposes, including but not limited to the power:
     (a) to make rules, regulations and bylaws for the administration of the Sub-Plan which are not inconsistent with the terms and provisions hereof; provided such rules, regulations and bylaws are evidenced in writing;
     (b) to construe all terms, provisions, conditions and limitations of the Sub-Plan;
     (c) to determine all questions relating to eligibility for participation in the Sub-Plan;
     (d) to determine the amount, manner and time of any payment of any benefit thereunder;
     (e) to maintain records required for proper administration of the Sub-Plan; and

     (f) to make a determination as to the right of any person to a benefit under the Sub-Plan.
Notwithstanding the foregoing provisions of this Section 7.17, the Committee shall be responsible for all reporting requirements relating to the Sub-Plans and shall take all actions hereunder consistent with the treatment of this Plan and all of the Sub-Plans as one employee welfare benefit plan under ERISA.
Article VIII
Coordination of Benefits With Other Plans
          The coordination of Benefits with benefits under Other Plans in order to avoid the payment of multiple benefits shall be as provided in the applicable Benefit Agreements. If not otherwise provided in a Benefit Agreement, amounts to which a Participant or Alternate Recipient is entitled with respect to health, sickness or disability Benefits under the Plan shall be reduced by the amount payable under such Other Plan. Notwithstanding this Article VIII, the rights of each Participant and Alternate Recipient are subrogated as provided in Section 11.06.
Article IX
Claims Procedure
          The payment of a Benefit under a Benefit Agreement is subject to the submission by the Participant or by or on behalf of an Alternate Recipient (a “Claimant” for purposes of this Article) of such information, evidence and releases as are required by the Benefit Agreement under which the payment is sought. A claim for payment under a Benefit Agreement shall be submitted to the Claims Administrator and the Claims Administrator shall evaluate such claim and notify the Claimant of claim approval or disapproval in accordance with the provisions of the applicable Benefit Agreement. A Claimant’s right of review with respect to any denied claim shall be as provided in the applicable Benefit Agreement.
Article X
Amendment and Termination of the Plan
          Section 10.01. Discontinuance of Contributions. It is the expectation of the Employer that it will continue the Plan and the payment of contributions hereunder indefinitely; provided, however, that the continuation of the Plan and the payment of Employer Contributions hereunder is not assumed as a contractual obligation of the Employer, and the right is reserved by the Employer at any time to reduce, suspend or discontinue its contributions hereunder, subject to such terms and conditions as the Committee may impose.
          Section 10.02. Amendments and Termination. The Committee may amend, modify, change, revise, discontinue or terminate the Plan or any Benefit Agreement at any time; provided, however, that (a) except as otherwise provided under the terms of the Plan or any

Benefit Agreement, no amendment shall have any retroactive effect so as to deprive any Participant of any benefit accrued prior to the date of the amendment, modification, change, revision or discontinuance and (b) no amendment made in conformance with the provisions of the Code or ERISA, any official regulations or rulings issued pursuant thereto, shall be considered prejudicial to the rights of any Participant.
Article XI
Miscellaneous Provisions
          Section 11.01. Employer Joinder and Withdrawal. Any Commonly Controlled Entity may, with the approval of the Company and under such terms and conditions as the Company may prescribe, adopt the Plan. While it is not the present intention of any Employer to withdraw from the Plan, any Employer, other than the Company, shall have the right, at any time, under such terms and conditions as the Company may provide (including but not limited to requiring the Employer to make additional payments with respect to the Employer’s share of claims or expenses), to withdraw from the Plan by delivering to the Company and the Plan Administrator written notice of its election so to withdraw.
          Section 11.02. Employer Successor. Any successor entity to an Employer, by merger, consolidation, purchase or otherwise, shall be substituted hereunder for such Employer.
          Section 11.03. Indemnification. Each Employer shall indemnify and hold harmless the Company, the Committee, the Plan Administrator, and to the extent not otherwise provided, each officer and employee of any Employer to whom are delegated duties, responsibilities and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or her (including but not limited to reasonable attorney’s fees) which arise as a result of his or her good faith actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claims, liabilities, fines, penalties, or expenses are not paid for by liability insurance purchased or paid for by an Employer. Notwithstanding the foregoing, an Employer shall not indemnify any person for any such amount incurred through any settlement or compromise of any action made by such person unless the Company consents in writing to such settlement or compromise.
          Section 11.04. Nonalienation of Benefits. Except as provided in Sections 6.02 and 11.05 and the Benefit Agreements, amounts payable under the Plan and any Benefit Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, including any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant, prior to actually being received by the person entitled to the Benefits under the terms of the Plan; and any attempt (except as provided in Article VI) to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, execute or levy upon, or otherwise dispose of any right to Benefits payable hereunder, shall be void. No Insured Benefit Agreement, Pre-paid Health Plan or Self-Insured

Benefit Agreement shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.
          Section 11.05. Alternate Recipients. (a) If a medical child support order (as defined under Section 609(a)(2)(B) of ERISA) is received by the Plan with respect to coverage of an Alternate Recipient under a Benefit Agreement, the Plan Administrator shall promptly notify the parent Participant and each Alternate Recipient of the receipt of such order and the Plan’s procedures for determining whether the order is a qualified medical child support order (“QMCSO”) (as defined under Section 609(a)(2)(A) of ERISA).
     (b) The Plan Administrator shall establish reasonable procedures to determine whether medical child support orders are QMCSOs and to administer the provision of benefits under QMCSOs. Such procedures shall be in writing, shall provide for notification as described in Section 11.05(a) and shall permit an Alternate Recipient to designate a representative for receipt of copies of notices sent to the Alternate Recipient with respect to a medical child support order.
     (c) Within a reasonable period after receipt of a medical child support order, the Plan Administrator shall determine whether such order is a QMCSO and shall notify the parent Participant and each Alternate Recipient of such determination.
          Section 11.06. Subrogation and Repayment. Each Employee, Participant, former Participant, Dependent, Alternate Recipient, eligible retired Employee or other person having an interest in the Plan, as a condition of participating in and receiving benefits from the Plan, and subject to the provisions of the Benefit Agreements, assigns to the Plan his or her rights to damages for illness or injury caused by any third person and agrees to execute such documents as the Plan Administrator or the Claims Administrator may require conferring such assignment; provided, however, that such assignments of rights to the Plan are and shall be deemed to be made only to the extent of Benefits paid in connection with such illness or injury. In addition, as a condition of participating in or receiving Benefits from the Plan, each Employee, eligible retired Employee, Participant, former Participant, Dependent, Alternate Recipient or other person having an interest in the Plan agrees that in the event he receives payment or reimbursement of an expense or benefit from both the Plan and any Other Plan or third party, then the Employee, Participant, former Participant, Dependent, Alternate Recipient or other person shall repay to the Plan the amount that has been paid twice. Notwithstanding the foregoing, the subrogation provisions set forth in each Sub-Plan shall control the specific procedures relating to subrogation.
          Section 11.07. No Contract of Employment. Nothing contained herein shall be construed to constitute a contract of employment between the Employer and any Employee or Participant.
          Section 11.08. Source of Benefits. All Benefits shall be paid or provided for by such insurance carrier or carriers underwriting any Insured Benefit Agreements, a Pre-paid Health Plan or other such provider or as provided under a Self-Insured Benefit Agreement. The Employer assumes no other liability or responsibility therefor.

          Section 11.09. Facility of Payment. Except as otherwise provided in a Benefit Agreement, if a Participant is declared an incompetent or is a minor, and a conservator, guardian or other person legally charged with his or her care has been appointed, any benefits to which such individual is entitled shall be payable to such conservator, guardian or other person legally charged with his or her care. Except as otherwise provided in the relevant Benefit Agreement, if a Participant is incompetent, a minor or, in the opinion of the Plan Administrator, for any other reason would fail to derive benefit from distribution of funds, and if a conservator, guardian or other person charged with his or her care has not been appointed, the Plan Administrator, in its sole and exclusive discretion, may (a) require the appointment of a conservator or guardian, (b) distribute amounts to relatives of such individual for the benefit of such individual or (c) distribute such amounts directly to or for the benefit of such individual, and shall have no liability to any person or entity for electing to require such appointment or making such distribution.
          Section 11.10. Effect on Workers’ Compensation. The Plan is not intended to be and is not in lieu of any Workers’ Compensation Act insurance and does not affect any requirements for Workers’ Compensation Act insurance coverage, except as may be provided in the Benefit Agreements or as provided in Section 11.06.
          Section 11.11. Gender and Number. Except when the context indicates to the contrary, when used herein, masculine terms shall be deemed to include the feminine and neuter, and terms in the singular shall be deemed to include the plural, and the plural the singular.
          Section 11.12. Headings. The headings of Articles and Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.
          Section 11.13. Invalidity of Certain Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan shall be construed and enforced as if such provisions had not been included.
          Section 11.14. Law Governing. The Plan shall be construed and enforced according to the laws of the State of Texas other than its laws respecting choice of law, to the extent not preempted by federal law.
           Executed this 12th day of November, 2007 but effective as of January 1, 2007.

Sterling Chemicals, Inc.

By:	/s/ Richard K. Crump

Printed Name:	Richard K. Crump

Title:	President and Chief Executive Officer

Exhibit A
Insured Benefit Agreements and Pre-Paid Health Plans

Description	Policy or Group Numbers

Sterling Chemicals, Inc. Medical Benefits Plan for Hourly-Paid Employees (HMO Component Only)	Cigna HealthCare of Texas Group Policy No. 3164728 Insured portion of hourly employees’ medical plan

Sterling Chemicals, Inc. Medical Benefits Plan for Salaried Employees (HMO Component Only)	Cigna HealthCare of Texas Group Policy No. 3164728 Insured portion of salaried employees’ medical plan

Sterling Chemicals, Inc. Medical Benefits Plan for Retirees (HMO Component Only)	Cigna HealthCare of Texas Group Policy No. 3164728 Insured portion of retiree medical plan

Sterling Chemicals, Inc. Disability Plan for Hourly-Paid Employees	Unum Group Policy No.

Sterling Chemicals, Inc. Salaried Disability Income Plan	Unum Group Policy No.

Sterling Chemicals, Inc. Group Life Insurance Plan for Salaried Employees	MetLife Group Policy No. 102890

Sterling Chemicals, Inc. Group Life Insurance Plan for Hourly-Paid Employees	MetLife Group Policy No. 102890

Sterling Chemicals, Inc. Group Life Insurance Plan for Retirees	MetLife Group Policy No. 102890

Sterling Chemicals, Inc. Business Travel Plan	CIGNA Group Policy No. ABL960140

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Exhibit B
Self-Insured Benefit Agreements
          The following documents shall be Self-Insured Benefit Agreements under the Plan, and the terms and conditions of each are herein incorporated into the Plan by reference:

Plan	Description

Sterling Chemicals, Inc. Salaried Employees’ Flexible Spending Account Plan	Self-funded Health FSA

Sterling Chemicals, Inc. Hourly Employees’ Flexible Spending Account Plan	Self-funded Health FSA

Sterling Chemicals, Inc. Dental Assistance Plan for Hourly-Paid Employees	Self- funded dental benefit for hourly employees.

Sterling Chemicals, Inc. Dental Assistance Plan for Salaried Employees	Self- funded dental benefit for salaried employees.

Sterling Chemicals, Inc. Key Employee Protection Plan	Self- funded benefit for key employees.

Sterling Chemicals, Inc. Medical Benefits Plan for Hourly-Paid Employees (PPO Component Only)	Self-funded portion of hourly medical plan

Sterling Chemicals, Inc. Medical Benefits Plan for Salaried Employees (PPO Component Only)	Self-funded portion of salaried medical plan

Sterling Chemicals, Inc. Medical Benefits Plan for Retirees (PPO Component Only)	Self-funded portion of retiree medical plan

Sterling Chemicals, Inc. Prescription Drug Benefits Plan for Hourly-Paid Employees (PPO Component Only)	Self-funded portion of hourly prescription drug plan

Sterling Chemicals, Inc. Prescription Drug Benefits Plan for Salaried Employees (PPO Component Only)	Self-funded portion of salaried employees’ prescription drug plan

Sterling Chemicals, Inc. Prescription Drug Benefits Plan for Retirees (PPO Component Only)	Self-funded portion of retiree prescription drug plan
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